Exhibit 3.4

OPERATING AGREEMENT

OF

CEC ENTERTAINMENT HOLDINGS, LLC

(A Nevada Limited Liability Company)

This Operating Agreement of CEC Entertainment Holdings, LLC, dated as of December 18, 2002 (the “Agreement”), is adopted by CEC Entertainment, Inc., a Kansas corporation (“CEC”), as the sole member of CEC Entertainment Holdings, LLC (the “Company”).

R E C I T A L S

A. The Member desires to form a limited liability company under the laws of the State of Nevada for the purposes set forth herein.

B. In connection with the formation of such limited liability company, the Member wishes to set forth the operating agreement of the Company.

A G R E E M E N T

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE 1

DEFINITIONS

1.1 Terms Defined. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Nevada Revised Statutes, Chapter 86, as may be amended from time to time.

“Affiliate” means a Person (i) which is directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question, or (ii) in which the Person in question is a manager, officer, director or has a financial interest. The term “control,” as used in the immediately preceding sentence, means, with respect to an entity that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Agreement” means this Operating Agreement of CEC Entertainment Holdings, LLC, as may subsequently be amended from time to time.

“Articles” means the Articles of Organization filed on behalf of the Company with the Secretary of State of Nevada in accordance with all applicable statutes, as may be amended from time to time.

“Capital Contribution” shall mean the cash and the fair market value of property other than cash (net of liabilities which the Company assumes or takes the property subject to) contributed to the capital of the Company by a Member.

“Cash Flow” means the amount by which the aggregate cash receipts of the Company from any source (including loans and Capital Contributions) exceed the sum of the cash expenditures of the Company plus a cash reserve in the amount determined by the Member to be sufficient to meet the working capital requirements of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Company” means CEC Entertainment Holdings, LLC the limited liability company created pursuant to the Articles and governed by this Agreement.

“Managers” means the Person named in the Articles as the initial managers of the Company and any Person hereafter selected by the Member, but does not include any Person who has ceased to be a Manager of the Company.

“Member” means CEC so long as it shall continue as a Member hereunder.

“Membership Interest” means the Member’s interest, expressed as a percentage in Section 3.1, in the voting rights and distributions of the Company as may be affected by the provisions of this Agreement and as may hereafter be adjusted.

“Officer” has the meaning ascribed to it in Section 6.4.

“Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, estate or other entity or organization.

“Section” means any section or subsection in this Agreement.

“Transfer” means the sale, transfer, conveyance, assignment, pledge, hypothecation, mortgage or other encumbrance or disposition of all or any part of a Membership Interest.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Member hereby creates and establishes the Company as a limited liability company pursuant to the Act for the purposes hereinafter described. The Company has been organized as a Nevada limited liability company by the filing of the Articles and the Certificate of Acceptance of Appointment of Resident Agent under and pursuant to the Act.

2.2 Name. The name of the Company is “CEC Entertainment Holdings, LLC” and all Company business must be conducted in that name or such other names that may be selected by the Member and that comply with applicable law.

2.3 Principal Business Office. The principal office of the Company shall be located at such location as may hereafter be determined by the Member.

2.4 Registered Office: Resident Agent. The registered office of the Company shall be at 502 East St. John, Suite E, Carson City, Nevada 89706. The resident agent shall be CSC Services of Nevada, Inc.

2.5 Purposes. The purpose of the Company shall be to conduct any lawful business for which a limited liability company may be organized under the laws of the State of Nevada.

2.6 Term. The Company commenced on the effective date of the Articles and shall remain in existence unless and until it is dissolved in accordance with Article 9.

2.7 No Partnership. The Member intends that the Company not be treated as or construed to be a partnership (including a limited partnership) or joint venture for purposes of the laws of any state, and that, in the event that the Company is or becomes owned by more than one Member, no Member thereafter will be treated as a partner or joint venturer of any other Member, for any purposes from and after such date, other than for purposes of applicable United States tax laws, and this Agreement may not be construed to suggest otherwise. For federal income tax purposes, as of the date hereof and until such time as the Company becomes owned by more than one Member, the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member under Code § 301.7701-3(b)(l)(ii).

ARTICLE 3

MEMBER; MEMBERSHIP INTEREST

3.1 Member. The initial and sole Member of the Company is CEC whose Membership Interest is 100%.

3.2 Admission of Additional Members. One or more additional members of the Company may be admitted with the written consent of the Member.

3.3 Expulsion. The Member may not be expelled from the Company.

3.4 Liability to Third Parties. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.1 Capital Contributions. The Member shall make a Capital Contribution to the Company by causing the limited partner interest in CEC Entertainment Concepts, L.P. to be transferred to the Company simultaneously herewith pursuant to that certain Assignment of Limited Partner Interest in CEC Entertainment Concepts, L.P. between the Company and NV Entertainment, LLC, a Nevada limited liability company whose sole member is the Member. The Member may from time to time, but shall not be required to, make additional Capital Contributions to the Company in such form and amount as determined by the Member.

4.2 Return of Contributions. The Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company.

ARTICLE 5

DISTRIBUTIONS

5.1 Cash Flow. Cash Flow, if any, shall be distributed to the Member at such times and in the aggregate amounts determined by the Member.

ARTICLE 6

MANAGEMENT

6.1 Management. In accordance with the Act, management of the Company shall be vested in one or more Managers. The Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Nevada. The Managers have the authority to bind the Company.

6.2 Action Without Meeting. Any action required by statute to be taken at a meeting of the Managers, or any action which may be taken at a meeting of the Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Managers.

6.3 Other Competing Business. Except as otherwise provided in this Agreement, the Act or any other statute or principle of law, neither the Managers nor any Affiliate of a Manager shall be prohibited or restricted in any way from investing in or conducting, either directly or indirectly, and may invest in and/or conduct, either directly or indirectly, businesses of any nature whatsoever, including the ownership and operation of businesses or properties similar to, competitive with or in the same geographical area as those held by the Company. Any investment in or conduct of any such businesses by a Manager, or any Affiliate of a Manager, shall not give rise to any claim for an accounting by the Manager or the Company or any right to claim any interest therein or the profits therefrom or damages in respect thereof.

6.4 Officers.

(a) The Managers may (but need not), from time to time, designate one or more Persons to be officers of the Company (“Officers”). No Officer need be a Member. Any Officer so designated shall have such authority, including the authority to incur debts and liabilities on behalf of the Company, and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Managers.

(b) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if later, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Managers.

6.5 Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other Person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company, in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, except that a Member, Manager or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Manager’s or Officer’s willful misconduct. To the full extent permitted by applicable law, a Member, Manager or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Manager or Officer by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company, in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and within the scope of the authority conferred on such Member, Manager or Officer by this Agreement, and, with respect to any criminal action or proceeding, such Member, Manager or Officer had no reasonable cause to believe his conduct was unlawful, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Manager or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 6.5 shall be provided out of and to the extent of Company assets only, and the Member, Manager and Officer shall not have personal liability on account thereof.

ARTICLE 7

FISCAL MATTERS

7.1 Accounts. The Company shall establish one or more separate bank and investment accounts and arrangements for the Company.

7.2 Books and Records. The Company shall keep correct and complete books and records of account. The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices.

ARTICLE 8

TRANSFERS

8.1 Transfer of Membership Interest. The Member may at any time Transfer in whole or in part its Membership Interest. If the Member Transfers all of its Membership Interest pursuant to this Section 8.1, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the Transfer, and immediately following such admission, the transferor Member shall cease to be a member of the Company.

ARTICLE 9

DISSOLUTION, WINDING-UP AND TERMINATION

9.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

(a) the written consent of the Member; or

(b) entry of a decree of judicial dissolution of the Company under the Act.

9.2 Winding-Up and Termination.

(a) On the occurrence of an event described in Section 9.1, the Managers shall act as liquidator. Until final distribution, the Managers shall continue to operate the Company business. The costs of winding-up shall be borne as a Company expense.

(b) Any assets of the Company remaining at the conclusion of the winding-up process shall be distributed to the Member. All distributions in kind to the Member shall be made subject to the liability for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination. The distribution of cash and/or property to the Member in accordance with the provisions of this Section 9.2(b) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which the Member consents.

(c) On completion of such final distribution, the Member, in its capacity as liquidator, shall file articles of dissolution with the Secretary of State of Nevada, cancel any other filings made by the Company, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 10

GENERAL PROVISIONS

10.1 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.

10.2 Amendments to Articles and Agreement. Notwithstanding any other provision of this Agreement, the Articles and this Agreement may be amended or restated only with the written consent of the Member.

10.3 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Member and its successors and assigns.

10.4 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the laws of the State of Nevada (excluding its conflict-of-laws rules). If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

10.5 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the word “including” means “including, without limitation”; and (c) references to Sections refer to Sections of this Agreement.

10.6 Further Assurances. In connection with the performance of this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

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IN WITNESS WHEREOF, the sole Member has adopted and executed this Agreement as of the date first above written.

SOLE MEMBER:

CEC ENTERTAINMENT, INC., a Kansas corporation

By:	/s/ Marshall Fisco
Marshall Fisco
Vice President

Address:
CEC Entertainment, Inc.
4441 West Airport Freeway
Irving, Texas 75062

Signature Page